Exhibit 99.1

ADT Appoints Thomas Gartland to the Company’s Board of Directors

BOCA RATON, Fla., Jan. 22, 2025 – ADT Inc. (NYSE: ADT), the most trusted brand in smart home and small business security, today announced the appointment of Thomas Gartland to the Company’s Board of Directors as an additional independent director. In conjunction with his appointment, Gartland will join the Board’s Audit Committee.

“We are pleased to welcome Tom to our board of directors,” said ADT Chairman, President and CEO, Jim DeVries. “Tom's proven track record of driving operational excellence and his strategic mindset make him an outstanding addition as we accelerate our growth trajectory and capitalize on the significant opportunities ahead.”

Gartland is chairman and chief executive officer of Montway Auto Transport, a privately held auto transport company, and has held this position since 2023. Prior to Montway, Gartland served as executive chairman of Scan Global Logistics and as president, North America, for Avis Budget Group. Gartland serves on the boards of Xenia Hotels & Resorts, Inc. and ABM.

About ADT Inc.

ADT provides safe, smart and sustainable solutions for people, homes and small businesses. Through innovative offerings, unrivaled safety and a premium customer experience, all delivered by the largest network of smart home security professionals in the U.S., we empower people to protect and connect to what matters most

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